Exhibit 99.1

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	Guerrant Associates
	Steve Richards, Chief Financial Officer	Laura Guerrant
	(714) 241-0303	(808) 882-1467
	investor@ttmtech.com	lguerrant@guerrantir.com

TTM TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2008 RESULTS

SANTA ANA, CA –– July 29, 2008 –– TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board (PCB) manufacturer, today reported results for the second quarter of 2008, ended June 30, 2008.

Financial & Operational Highlights
▪	Second quarter 2008 net sales of $173.0 million were in line with the Company’s guidance, and gross margin of 21.1 percent exceeded the Company’s guidance.
▪
The Company completed a successful convertible debt offering and used a portion of the proceeds to retire the remaining balance of the term loan debt associated with the Printed Circuit Group acquisition.

Second Quarter 2008 Financial Results
Kent Alder, President and CEO of TTM, noted, “Results for the second quarter continued our long history of delivering solid financial performance. Our gross margin and our diluted earnings per share, when adjusted for costs related to repaying our debt, exceeded our expectations.” Alder continued, “The Aerospace/Defense end market showed continued strength, and we again saw strong demand for our high tech manufacturing services.”

Second quarter net sales of $173.0 million decreased from first quarter 2008 net sales of $174.1 million and were in line with the Company’s guidance.

Second quarter 2008 gross margin of 21.1 percent declined slightly from first quarter 2008 gross margin of 21.6 percent but exceeded the high end of the guidance range.

Selling and marketing expense for the second quarter was $7.8 million, representing 4.5 percent of net sales. This is consistent with first quarter selling and marketing expense of $7.7 million, representing 4.4 percent of net sales.

Second quarter general and administrative expense, including amortization of intangibles,  was $9.8 million, representing 5.7 percent of net sales. This compares to general and administrative expense, including amortization of intangibles, for the first quarter of $9.2 million, representing 5.3 percent of sales. General and administrative expense increased in the second quarter due to higher incentive compensation and stock-based compensation expense.

Operating expenses totaled $17.5 million in the second quarter. During the first quarter of 2008, TTM reduced operating expenses by $3.7 million due to a metal reclamation recovery.  Absent this reduction in expense, first quarter operating expenses would have totaled $16.9 million.

TTM Technologies, Inc. Reports Second Quarter 2008 Financial Results…Page 2 of  3

TTM posted second quarter operating income of $19.1 million, which compares to first quarter operating income of $24.4 million, which included the aforementioned $3.7 million metal reclamation recovery.

Other expense in the second quarter was $4.1 million compared to $1.6 million in the first quarter.  This increase is largely attributable to the write-off of the remaining financing costs and the unwinding of a hedge related to the Company’s term loan, which was repaid in May with the proceeds from the convertible debt offering. TTM recorded $1.9 million in expense to amortize the remaining financing costs and $1.2 million to unwind the hedge.

Second quarter net income of $9.4 million, or $0.22 per diluted share, was in line with guidance and compares with first quarter net income of $14.4 million, or $0.34 per diluted share.  Net income in the first quarter benefited by $3.7 million, or about $0.05 per diluted share, from the metal reclamation recovery. Net income decreased in the second quarter by $3.1 million, or about $0.04 per diluted share, due to the costs discussed above related to the term loan repayment.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter was $24.5 million, or 14.1 percent of sales, compared with first quarter EBITDA of $31.0 million, or 17.8 percent of sales.  (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements accompanying this press release.)

Second Quarter Segment Information – PCB Manufacturing and Backplane Assembly
TTM Technologies reports two operating segments: PCB Manufacturing and Backplane Assembly.

For the PCB Manufacturing segment, second quarter net sales (before inter-company sales) were $149.6 million, compared with $148.7 million in the first quarter.  Second quarter operating segment income (before amortization of intangibles) was $17.8 million, compared with $22.7 million in the first quarter.

For the Backplane Assembly segment, second quarter net sales (before inter-company sales) were $31.2 million, compared with $32.6 million for the first quarter. Second quarter operating segment income (before amortization of intangibles) was $2.2 million, compared with $2.7 million in the first quarter.

Balance Sheet
Cash and cash equivalents at the end of the second quarter totaled $118.7 million, compared with $32.6 million at the end of the first quarter.  The substantial increase in cash is primarily attributable to the successful convertible debt offering the Company completed during the quarter.

Third Quarter Fiscal Year 2008 Forecast
For the third quarter of 2008, TTM estimates revenues in a range of $163 million to $171 million and earnings in a range of $0.19 to $0.25 per diluted share.

To Access the Live Web Cast/Conference Call
The company will host a conference call to discuss the second quarter results and third quarter outlook on July 29, 2008, at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time).

TTM Technologies, Inc. Reports Second Quarter 2008 Financial Results…Page 3 of  3

To listen to the live web cast, log on to the TTM Technologies website at http://www.ttmtech.com.  To access the live conference call, dial 303-262-2137 or 800-218-4007.

To Access a Replay of the Web Cast
A digital replay will be available on TTM Technologies' website at http://www.ttmtech.com and will remain accessible for one week following the live event.

A telephone replay also will be available beginning two hours after the conclusion of the conference call until August 5, 2008.  You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11117066#.

Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the company's dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM
TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.  Additional information can be found at www.ttmtech.com.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2008	2007	2008	2008	2007

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$172,975	$162,016	$174,071	$347,046	$338,913
Cost of goods sold	136,395	132,470	136,469	272,864	274,646

Gross profit	36,580	29,546	37,602	74,182	64,267

Operating expenses:
Selling and marketing	7,750	7,551	7,714	15,464	15,111
General and administrative	8,825	7,890	8,205	17,030	16,232
Amortization of definite-lived intangibles	950	1,046	947	1,897	2,071
Metal reclamation	-	-	(3,700)	(3,700)	-
Total operating expenses	17,525	16,487	13,166	30,691	33,414

Operating income	19,055	13,059	24,436	43,491	30,853

Interest expense	(3,288)	(3,368)	(1,835)	(5,123)	(8,466)
Interest income and other, net	(843)	236	284	(559)	995

Income before income taxes	14,924	9,927	22,885	37,809	23,382
Income tax provision	(5,480)	(3,743)	(8,513)	(13,993)	(8,733)

Net income	$9,444	$6,184	$14,372	$23,816	$14,649

Earnings per common share:
Basic	$0.22	$0.15	$0.34	$0.56	$0.35
Diluted	$0.22	$0.15	$0.34	$0.56	$0.35

Weighted average common shares:
Basic	42,676	42,199	42,429	42,553	42,174
Diluted	43,080	42,496	42,736	42,908	42,447

SELECTED BALANCE SHEET DATA

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$118,687	$18,681
Accounts receivable, net	118,197	118,581
Inventories	78,348	65,675
Total current assets	331,263	219,936
Property, plant and equipment, net	122,874	123,647
Other non-current assets	166,977	155,215
Total assets	621,114	498,798

Current portion long-term debt	$-	$40,000
Accounts payable	51,515	53,632
Total current liabilities	81,350	121,097
Long-term liabilities	177,453	49,107
Stockholders' equity	362,311	328,594
Total liabilities and stockholders' equity	621,114	498,798

SUPPLEMENTAL DATA
	Second Quarter		First Quarter	First Two Fiscal Quarters
	2008	2007	2008	2008	2007
EBITDA	$24,460	$20,113	$30,976	$55,436	$45,581
EBITA	$19,191	$14,369	$25,696	$44,887	$33,977

Gross margin	21.1%	18.2%	21.6%	21.4%	19.0
EBITDA margin	14.1	12.4	17.8	16.0	13.4
Operating margin	11.0	8.1	14.0	12.5	9.1

End Market Breakdown:
	Second Quarter		First Quarter
	2008	2007	2008

Networking/Communications	40%	42%	42%
Aerospace/Defense	36	30	34
Computing/Storage/Peripherals	11	15	12
Medical/Industrial/Instrumentation/Other	13	13	12

Stock-based Compensation:
	Second Quarter		First Quarter
	2008	2007	2008
Amount included in:
Cost of goods sold	$390	$255	$233
Selling and marketing	118	48	73
General and administrative	970	581	685
Total stock-based compensation expense	$1,478	$884	$991

Operating Segment Data:
	Second Quarter		First Quarter
Net sales:	2008	2007	2008
PCB Manufacturing	$149,596	$138,651	$148,705
Backplane Assembly	31,160	32,164	32,570
Total Sales	180,756	170,815	181,275
Inter-Company Sales	(7,781)	(8,799)	(7,204)
Total Net Sales	$172,975	$162,016	$174,071

Operating Segment Income:
PCB Manufacturing	$17,780	$12,019	$22,679
Backplane Assembly	2,225	2,086	2,704
Total Op Segment Income	20,005	14,105	25,383
Amortization of Intangibles	(950)	(1,046)	(947)
Total Op Income	19,055	13,059	24,436
Total Other Income (Expense)	(4,131)	(3,132)	(1,551)
Income Before Income Taxes	$14,924	$9,927	$22,885

RECONCILIATIONS*
	Second Quarter		First Quarter	First Two Fiscal Quarters
	2008	2007	2008	2008	2007
EBITA/EBITDA reconciliation:
Net income	$9,444	$6,184	$14,372	$23,816	$14,649
Add back items:
Income taxes	5,480	3,743	8,513	13,993	8,733
Interest expense	3,288	3,368	1,835	5,123	8,466
Amortization of intangibles	979	1,074	976	1,955	2,129
EBITA	19,191	14,369	25,696	44,887	33,977

Depreciation expense	5,269	5,744	5,280	10,549	11,604
EBITDA	$24,460	$20,113	$30,976	$55,436	$45,581

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

"EBITDA" means earnings before interest expense, income taxes, depreciation and amortization. "EBITA" means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.